Exhibit 99.2

VASCO Data Security International, Inc.

Q2 2013 Earnings Conference Call

Prepared Remarks

July 25, 2013

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications, to brief all of you on “Forward Looking Statements.”

Comments by Jochem Binst:

Thank you, Ken.

Ladies and gentlemen,

“Forward Looking Statements.”

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for second quarter, 2013. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Revenue from continuing operations was approximately $37.3 million, a decrease of approximately 20% compared to the second quarter of 2012. Q2 2013 was a challenging quarter with a fair amount of revenue that was shipped and invoiced, but deferred into Q3 for a variety of reasons.

Q2 2013 was our 42nd consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 64% of revenue. Our operating income from continuing operations was approximately 5% of revenue for the quarter. On June 30th, 2013 our net cash balance was approximately $85.6 million and we had approximately $112.5 million in working capital. This strong cash position and strong balance sheet gives us the flexibility to invest in our future growth.

Our banking revenues for Q2 2013 were approximately $30.8 million, a decrease of approximately 21% compared with Q2 2012. We are encouraged, however, as we are responding to over 20 banking RFPs which we expect to produce significant order intake in 2013. Many of these we expect to start deployment in Q4, 2013, continuing into 2014 and beyond.

The enterprise and application security business however, is under pressure across most of our regions. Our enterprise and application security revenues were approximately $6.4 million for Q2 2013, a decrease of approximately 18%. Our sales staff for this business is now at budgeted head count and trained. We expect to see improvements in our results going forward.

On May 20th, 2013, we announced the acquisition of Cronto Limited of Cambridge, UK, a provider of secure visual transaction authentication solutions for online banking. Cronto’s patented CrontoSign technology is a simple and effective way to withstand even very sophisticated attacks by Trojan malware, targeting online banking services.

CrontoSign protects against such attacks as it allows the bank to establish a secure optical communication channel with the client. Account holders capture a CrontoSign image, a visual cryptogram image comparable to a colored QR code, with the camera of their mobile phone or a dedicated CrontoSign hardware device. The cryptogram is instantly decoded and decrypted displaying transaction details for user verification.

VASCO will add the patented CrontoSign products to its offerings for the global banking market. In a later phase, VASCO anticipates that Cronto’s products will be integrated into MYDIGIPASS.COM, VASCO’s strong authentication platform to secure the consumers’ online applications/accounts.

The acquisition of Cronto’s patented technology adds an important innovative authentication technology to VASCO’s extensive product portfolio and we expect it to contribute significantly to VASCO’s future innovation strategy. With many countries’ banking regulators dramatically increasing security requirements for financial transactions, we believe that VASCO is well-positioned to realize strong revenues as we respond to RFPs demanding this technology. As Cronto’s revenue is mostly recurring, we do not expect much revenue to be reported in 2013.

We are seeing some traction with DIGIPASS as a Service and MYDIGIPASS.COM, including agreements in which our platform is integrated into popular Internet software and cloud services as an option for strong authentication. Although we are encouraged by the progress with this operation, we do not expect to see the 1st meaningful revenue in 2013 that we communicated in the past.

We are building our sales team for MYDIGIPASS.COM on the West Coast. We have hired a V.P. of Sales, and the first of three sales people for MYDIGIPASS.COM. We have also hired a Director of Marketing Programs and a Director of Business Development for Embedded DIGIPASS.

At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Comments by Jan Valcke:

Thank you, Ken.

Ladies and Gentlemen,

In the second quarter of 2013, we saw an increase in banking order intake with deliveries expected in the last half of 2013, and continuing into 2014. However, we saw a decrease in the enterprise and application security business across all regions for Q2 and YTD. We believe this to be temporary, and expect to see improvement in the last half of 2013.

With the acquisition of Cronto, VASCO has added another high-level security solution for user authentication and transactions signing to its product portfolio. As online fraud is still increasing and regulators worldwide impose ever more stringent restrictions and guidelines on banks, we see a high potential for the integration of Cronto’s patented technology within our portfolio, especially in the financial sector. As such, we expect the acquisition of Cronto will further strengthen our leadership position in the banking authentication market.

In the MYDIGIPASS.COM field, we can announce that we now have 67 ASPs aboard on our platform. We are moving up the food chain with regards to the size of ASP’s that we win. While at first we approached startup and smaller companies, we are now ready to speed things up and reach out to bigger companies. Subsequently, our next step will be to help our local customer with the activation of its end users.

Larger ASP’s are predominantly based in the United States, at the West Coast. This means that we have to invest more in our U.S. presence.

As already mentioned by Ken, we hired a VP of Sales for MYDIGIPASS.COM in the U.S. In the meantime, strategic recruitments have been made and we have set up a new sales team in California for our in-the-cloud B2B and B2C segment. The US team is now fully operational since the beginning of July. We anticipate that the increase in manpower will attract new business for MYDGIPASS.COM, also in the US.

We also continue to invest in our product portfolio for our traditional business. With the launch of DIGIPASS 280, an e-signature and one-time password device the size of a credit card, VASCO demonstrates once more that we bring convenient authentication within everyone’s reach. The device is customizable with an EMV chip or magnetic strip enabling banks to leverage credit and debit cards as an authentication device.

Also in the future, we will keep investing in our services model without neglecting our banking, application and enterprise security business.

Ken Hunt

Thank you, Jan. Now, I would like to introduce Cliff Bown, VASCO’s Executive Vice President & Chief Financial Officer. Cliff?

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the second quarter of 2013 were $37.3 million, a decrease of $9.4 million or 20% from the second quarter of 2012. For the first six months, revenues were $72.6 million, a decrease of $6.3 million or 8% from the comparable period in 2012.

The decrease in revenue in the second quarter reflected a 21% decrease in revenues from the Banking market and an 18% decrease in revenues from the Enterprise and Application Security market. For the six months ended June 30, 2013, the decrease reflected a 5% decrease in revenues from the Banking market and a 19% decrease in revenues from the Enterprise and Application Security.

Unlike most of the previous comparisons of our historical results, changes in exchange rates did not have a significant impact on the comparison of revenues for the second quarter or the first six months of 2013 to the same periods in 2012.

The mix of revenues in 2013 was generally comparable to the same periods in 2012. For both the second quarter of 2013 and 2012, 83% of our revenues came from the Banking market with the remaining 17% of our revenues coming from the Enterprise and Application Security market. For the six months ended June 30, 2013 and 2012, 83% and 81% of our revenue, respectively, came from the Banking Market. The remaining 17% and 19% of our revenue for the six months ended June 30, 2013 and 2012, respectively, came from the Enterprise and Application Security market.

The geographic distribution of our revenue for the first six months of 2013 was also comparable to the same period in 2012. Europe, Middle East and Africa, or EMEA, which is our most significant region, was 64% of our total revenue for the first six months of both 2013 and 2012. Of the remaining balance for the first six months of 2013, 8% of our revenue came from the U.S., 16% from Asia and the remaining 12% came from other countries. Of the remaining balance for the first six months of 2012, 7% of our revenue came from the U.S., 20% from Asia and the remaining 9% came from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Our gross profit margins were also comparable for both the second quarter and first six months in 2013 compared to the same periods in 2012. Our gross profit margins were 64% and 65% of revenue for the second quarter and first six months of 2013, respectively, compared to 63% and 65% of revenue for the comparable periods in 2012. The increase in gross profit as a percentage of revenue for the second quarter of 2013 compared to 2012 primarily reflects an increase in non-hardware revenues as a percentage of total revenue.

Non-hardware revenue was 27% and 28% of total revenue for the quarter and the first six months of 2013, respectively, compared to approximately 20% and 24% of total revenue for the second quarter and first six months of 2012, respectively. As noted on previous calls, non-hardware revenue can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and quantity of the hardware units sold.

On a consolidated basis, our operating expenses for the quarter and six months ended June 30, 2013 were $22.0 million and $42.3 million, respectively, an increase of $1.5 million or 7% from the second quarter of 2012 and an increase of $2.2 million or 6% for the six months ended June 30, 2013.

The increase in consolidated operating expenses for the both the second quarter and first six months of 2013 compared to the same period in 2012 was primarily related an increase in average headcount, partially offset by a decrease in long-term incentive plan costs.

At June 30, 2013 we had 397 people worldwide with 191 in sales, marketing and customer support, 146 in research and development and 60 in general and administrative. The average headcount for the second quarter of 2013 was 25 persons or 7% higher than the average headcount for the second quarter of 2012. The average headcount for the first six months of 2013 was 19 persons or 5% higher than the average headcount for the same period in 2012.

Operating expenses for the second quarter and first six months of 2013 included $0.6 million and $1.4 million of expenses related to long-term incentive plan costs, respectively, compared to $1.2 million and $2.2 million of long-term incentive plan costs for the second quarter and first six months of 2012, respectively.

Operating income for the second quarter of 2013 was $1.9 million, a decrease of $7.1 or 79% from the $9.0 million reported in the second quarter of 2012. For the first six months, operating income was $4.6 million in 2013, a decrease of $6.6 million or 59% from the $11.2 million reported in 2012.

Operating income as a percent of revenue, or operating margin, was 5% for the second quarter and 6% first six months of 2013. In 2012, our operating margins were 19% for the second quarter and 14% for the first six months.

We reported income tax expense of $0.4 million for the second quarter and $0.9 million for the first six months of 2013. The effective tax rate was 17% for the both second quarter and first six months of 2013.

For 2012, the Company reported income tax expense of $2.0 million for the second quarter and $2.5 million for the first six months. The effective tax rate was 21% for both the second quarter and first six months of 2012.

The decrease in the tax expense for the second quarter and first six months is attributable to lower pretax income and the lower effective tax rate. The effective rates for both 2013 and 2012 reflect our estimate of our full-year tax rate at the end of the second quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the second quarter of each year as well as the geographic distribution of where the income is earned. One of the key factors reflected in the lower rate in 2013 relates to taxable payments that were made in 2012 that are no longer required in 2013. In 2012, our U.S. and Swiss subsidiaries made the final payments related to their purchase of intangible assets from certain other VASCO subsidiaries. Those payments had the effect of shifting income to higher tax rate jurisdictions in 2012.

Our balance sheet continued to show strong cash and working capital balances throughout the second quarter of 2013, albeit at lower balances than the comparable amounts at both March 31, 2013 and December 31, 2012 due to our acquisition of Cronto Limited in the second quarter of 2013 and our continued investment in end-of-life processors as previously described in our 10-K for the year ended December 31, 2012.

Our net cash balance was $85.6 million at June 30, 2013, a decrease of $19.0 million or 18%, from $104.6 million at March 31, 2013, and a decrease of $20.8 million, or 20%, from $106.5 million at December 31, 2012. We paid Euro 15.0 million, or $19.5 million using an exchange rate of 1.3, to acquire Cronto Limited. We have also purchased approximately $9.9 million of end-of-life processors in the first six months of 2013 and have firm commitments to purchase an additional $1.3 million of such processors in the remaining quarters of 2013.

At June 30, 2013 we had working capital of $112.5 million, a decrease of $18.5 million, or 14%, from $130.9 million at March 31, 2013 and a decrease of $17.0 million or 13% from $129.5 million reported at December 31, 2012. The decrease in working capital is primarily related to our acquisition of Cronto Limited.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

We are reaffirming the guidance that we gave during the last conference call.

•	We expect that our revenue from our traditional business, which excludes our new service product offerings, for full-year 2013 will be in a range of $162 million to $167 million,

•	We expect that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 12% to 14% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.